Exhibit 99.7

Contact:

Alexandra Corriveau

Sommerfield Communications

(212) 255-8386

alexandra@sommerfield.com

ST. LAWRENCE ENERGY CORP. (OTC: SLAW) TO ENTER STRATEGIC RELATIONSHIP WITH 3SOFT OF KOREA TO DEVELOP AND MANUFACTURE SOLAR ENERGY TECHNOLOGY PRODUCTS

3SOFT to Invest $10 Million in St. Lawrence

NEW YORK CITY - January 14, 2008 - Renewable energy company St. Lawrence Energy Corp. (OTC: SLAW) will enter into a strategic alliance to develop and manufacture solar technology products with 3SOFT of Korea.

As part of the alliance relationship, 3SOFT will provide R&D manufacturing capability to, and invest $10 million in St. Lawrence for use in developing improved-efficiency, advanced- nano-technology solar energy products. Meanwhile, St. Lawrence will provide the research and prototype development for new products to be introduced and sold in the global market.

Said Robert Mitchell, CEO of St. Lawrence Energy, "We're very excited about our strategic relationship with 3SOFT. Because of 3SOFT's precision manufacturing sophistication, this relationship will provide the additional leverage needed to hasten development and market penetration of new solar products."

3SOFT, a public company listed on the Korean KOSDAQ, will make its investment in St. Lawrence, a Delaware corporation, by purchasing $10 million of authorized but un-issued shares of St. Lawrence stock at a minimum price of $1.50 per share during the first quarter of 2008.

Last week, St. Lawrence entered the renewable energy transport business in a transaction with NOK-BONG Ship Building Co., Ltd. of Korea through which St. Lawrence will own six new ships designed to transport ethanol and other fuels. The transaction involved a purchase by NOK-BONG of 20 million shares of St. Lawrence stock for $30 million and St. Lawrence, in turn, purchasing 400,000 shares of NOK-BONG stock for $30 million.

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For more information, please contact Alexandra Corriveau at Sommerfield Communications, Inc. at 212-255-8386 or alexandra@sommerfield.com

About 3SOFT

3SOFT is based in Seoul Korea, where it develops, manufactures and markets sophisticated technology precision instruments and systems.

About St. Lawrence Energy Corp.

St. Lawrence Energy Corp. (OTC: SLAW) is a Delaware company with a focus on the energy sector, including the development, sales and transportation of renewable energy products.